August 11, 1997                                            FOR IMMEDIATE RELEASE


                       ATKINSON COMMENCES CHAPTER 11 CASE


FROM:                      ATKINSON
                           1001 Bayhill Drive, 2nd Floor
                           San Bruno, CA  94066

CONTACT:                   Jim Stevens, Vice President, Administration
                           (415) 876-1681


SAN BRUNO, CALIFORNIA, August 11, 1997, Guy F. Atkinson Company of California (ATKN:NASDAQ/NMS) today announced that it has filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The action was filed August 10, 1997 in the United States Bankruptcy Court for the Northern District of California.
         The Company's bank lines of credit totaling $55 million matured on June 30, 1997. The Company has been unsuccessful in negotiating with its banks for the renewal of the credit lines and to obtain additional financing.
         "As a result of the discussions with our banking syndicate and after considering other alternatives, we concluded that Chapter 11 provided the most favorable approach for the Company and its stockholders and creditors," said Jack J. Agresti, President and Chief Executive Officer of the Company. "The filing should allow us to use existing cash to continue to operate our business while we pursue alternative sources of financing or a possible merger or other business combination."
         The Company said that its wholly owned subsidiaries, Guy F. Atkinson Company, a Nevada corporation, and Guy F. Atkinson Holdings, a Canadian corporation, through which it conducts substantially all of its construction operations, also filed Chapter 11 petitions.
         Atkinson operates both domestically and internationally providing full service construction to private and public markets for power, infrastructure, industrial processes, pulp and paper, mining, and water and wastewater treatment.
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